Exhibit 5.1

May 23, 2011

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

RE:	Ampio Pharmaceuticals, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (together with all exhibits and amendments thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration of 6,762,609 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which Shares may be sold on a delayed or continuous basis pursuant to Rule 415 of the Securities Act. The Shares are comprised of (i) 1,281,852 Shares (the “Conversion Shares”) issued in February 2011 to the holders of the Company’s convertible debentures (the “Debentures”) upon conversion thereof, (ii) 256,389 Shares (“Investor Warrant Shares”) issuable on exercise of warrants (“Investor Warrants”) issued to the Debenture holders, (iii) 4,760,380 Shares sold in the Company’s private placement (the “Placement”) to Placement subscribers (“Subscribers”), as described in the Registration Statement, (iv) placement agent warrants (“Agent Warrants”) issued to Fordham Financial Management, Inc. (the “Placement Agent”) to purchase up to an aggregate of 463,988 Shares, and (v) the 463,988 Shares issuable on full exercise of the Agent Warrants (“Agent Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement and the Prospectus contained therein;

(ii)	executed copies of the Placement Agent Agreement and Subscription Agreements;

(iii)	a certificate from the Secretary of State of the State of Delaware, dated the date hereof, as to the existence and good standing of the Company in the State of Delaware;

(iv)	the Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware;

(v)	the Bylaws of the Company, as currently in effect and as certified by Mark D. McGregor, the Chief Financial Officer and Secretary of the Company; and

(vi)	certain resolutions adopted by the Board of Directors of the Company, relating to the issuance of the Shares and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion set forth herein is limited to the federal laws of the United States of America, and the General Corporation Law of the State of Delaware (the “DGCL”). We do not express any opinion with respect to the laws of any jurisdiction other than the DGCL, and we express no opinion with respect to any state securities or blue sky laws or the effect of any other laws on the opinion herein stated.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	The Conversion Shares, when issued in accordance with the conversion privileges set forth in the Debentures, will be validly issued, fully paid and non-assessable;

(ii)	The Investor Warrant Shares, when issued and paid for in accordance with the terms of the Investor Warrants, will be validly issued, fully paid and non-assessable;

(iii)	The Placement Shares purchased by the Placement Subscribers from the Company have been duly authorized for issuance and sale pursuant to the Placement Agreement and, when issued and delivered by the Company pursuant to the Placement Agreement against payment of the consideration set forth therein, the Placement Shares will be validly issued, fully paid and nonassessable;

(iv)	Provided the Agent Warrants have been duly executed and delivered by the Company to the Placement Agent in accordance with the terms of the Placement Agent Agreement and the Agent Warrants, the Agent Warrants, when issued and sold as contemplated in the Registration Statement, will be valid and legally binding obligations of the Company, enforceable in accordance with their terms; and

(v)	The Agent Warrant Shares, when issued and paid for in accordance with the terms of the Agent Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Richardson & Patel, LLP